Exhibit 10.1

209 10th Avenue South – Suite 450
Nashville, Tennessee 37203

Telephone 615-301-3100
Facsimile 615-301-3200 http://www.healthstream.com

September 22, 2015

Dear Michael:

This letter will confirm the terms of your offer of employment with HealthStream, Inc. (the “Company”) as the Senior Vice President of the Company with the title of President of Provider Solutions. The following describes the general terms of your employment:

1. Position and Responsibilities. You will serve in the position of a Senior Vice President of Company with the title of President of Provider Solutions. You will also serve as a member of the Company’s Executive Team, though your participation in the weekly Executive Team meeting is optional unless requested in advance. Initially, the business unit for which you will serve as President will include Sy.Med and HealthLine Systems. You will report to the Chief Executive Officer and assume and discharge such responsibilities as are commensurate with such position and as the Chief Executive Officer may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Employee Handbook, Code of Conduct, Code of Ethics, and insider trading policies, in effect from time to time during your employment. Moreover, all compensation awarded will be subject to recoupment pursuant to, and to the extent provided by, (i) the terms of the Company’s Compensation Recoupment Policy (as it may be amended from time to time), and (ii) applicable SEC rules and NASDAQ listing requirements adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, at such time that such SEC rules and NASDAQ listing requirements become effective. You acknowledge that you will be required to travel, potentially extensively, in connection with the performance of your duties.

2. Compensation. In consideration for your services and the performance of the business unit over which you preside, during the term of your employment, you will receive:

A.	Base Salary. Your annual base salary will be $270,400.00 (“Base Salary”), payable in accordance with the Company’s prevailing payroll practices. All executive base salaries are subject to Compensation Committee review and approval.

B.	Cash Bonus Plan. You will be eligible to participate in an annual cash bonus plan that is based on the financial performance of your business unit (“Bonus Plan”). Under the Bonus Plan you will be eligible to receive a bonus of up to forty (40%) of your Base Salary per year. Whether and to what extent you achieve a bonus according to the Bonus Plan will be predicated on your business unit exceeding certain annual financial performance targets (“Annual Targets”), which may include, among other things, operating income, EBITDA, and revenue thresholds. Each year the Compensation Committee will set the terms of the Bonus Plan, including the Annual Targets. Any such cash bonus (i) shall be subject to the terms and conditions of the Bonus Plan, (ii) shall be payable at such time as bonuses are paid generally to executive officers of the Company, and (iii) shall be payable so long as you remain in the employ of the Company on the payment date. For purposes of clarity, your participation in the 2015 Bonus Plan would be for the period of January 1, 2015 through December 31, 2015, and would be in lieu of your participation in the HealthStream cash incentive bonus plan during such period.

C.	Equity Awards – Time-Based Vesting. You will be eligible to receive equity awards on an annual basis in the same form and on the same terms and conditions as other Senior Vice Presidents of the Company (referred to herein as “Annual Awards”). The amount and value of your Annual Awards will be equal to the greatest standard award granted to any direct report of the Chief Executive Officer for the applicable year. All Annual Awards shall be subject to the terms and conditions of the then applicable Company equity plan (the “Equity Plan”) and the equity agreement under which such awards are granted. The issuance and terms of all Annual Awards are subject to approval by the Compensation Committee. Your 2015 equity award of 4,470 RSUs has already been granted.

D.	Equity Awards – Performance-Based Vesting.

a.

You will also be eligible to receive a lump sum equity award (referred to herein as the “Performance Award”) upon your acceptance of the position and the Compensation Committee’s approval of such award. The total number of Performance Award shares you will be granted is 25,000. The Performance Award will be eligible for vesting (i) in five increments of 15%, 20%, 20%, 20%, and 25%, respectively on March 15, 2016, 2017, 2018, 2019, and 2020 (the “Vesting Dates”) according to whether your business unit meets or exceeds certain annual financial performance targets, which may include, among other things, operating income, EBITDA, and revenue thresholds as determined by the Compensation Committee on an annual basis or (ii) upon a Change of Control as defined in the Equity Plan occurring prior to March 15, 2015; provided that you remain in the employ of the Company as of such Vesting Dates or the Change of Control, as applicable. It is anticipated that one of the factors the Compensation Committee will consider when setting annual financial performance targets relating to your Performance Award shares is the financial performance of your business unit in relation to your business unit’s pro-forma financials. Performance Award shares that are eligible for vesting in a particular year, but do not vest in that year due to failure to achieve applicable financial targets shall be eligible to vest in any of the remaining five years, depending on whether the financial targets for such years are exceeded by a requisite amount as determined on an annual basis by the Compensation Committee. All Performance Awards shall be subject to the terms and conditions of the Equity Plan and the equity agreement under which such awards are granted.

b.	In addition to the Performance Shares, you will also receive an equity award (referred to herein as the “5-Year Performance Award”) upon your acceptance of the position and the Compensation Committee’s approval of such award. The total number of 5-Year Performance Award shares you will be granted is 5,000. The 5-Year Performance Award will be eligible for vesting in a single increment (i) on March 15, 2020 according to whether your business unit exceeds certain five-year, cumulative financial performance targets for the performance period from January 1, 2015 through December 31, 2019, or (ii) upon a Change of Control as defined in the Equity Plan occurring prior to March 15, 2020; provided that you remain in the employ of the Company as of the applicable vesting date. The financial target or targets required for vesting will be established by the Compensation Committee upon your acceptance of this offer of employment and may include, among other things, operating income, EBITDA, and revenue thresholds. The 5-Year Performance Award is intended to incentivize you to achieve exceptional financial performance for the Company’s Provider Solutions segment that results in a rate of return over and above that required to achieve your Performance Awards described above. The 5-Year Performance Award shall be subject to the terms and conditions of the Equity Plan and the equity agreement under which it is granted.

c.	To incentivize your role in consummating Board approved acquisitions, for each acquisition that is closed prior to December 31, 2019 and becomes a direct operating part of your business unit, the Compensation Committee shall meet to consider whether to award you an additional equity award that would vest according to the financial performance of such acquired business over time. Such awards, if granted, would not be in excess of the amount of shares awarded pursuant to your then current Annual Award.

3. Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. You shall also be eligible to participate in the Company’s 401(k) plan. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plans. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company subject to the terms of and in accordance with the Company’s expense reimbursement policy as from time to time in effect (and to the extent applicable, Section 1.409A-3(i)(1)(iv) of the Treasury Regulations).

4. Restrictive Covenants. You agree that your employment as President of Provider Solutions is contingent upon your execution of, and delivery to the Company of a Trade Secret & Proprietary Information Agreement in the form attached hereto as Annex A (the “TSPI”).

5. Conflicting Employment. You agree that, during your employment with the Company, in addition to the restrictions set forth in the TSPI, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

6. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

7. General Provisions.

(a)	This offer letter and the terms of your employment will be governed by the laws of Tennessee, applicable to agreements made and to be performed entirely within such state.

(b)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

(c)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(d)	All payments pursuant to this letter will be subject to applicable withholding taxes.

(e)	While your employment will be at-will, the Company’s willingness to offer you the employment terms outlined herein is predicated on the understanding that you intend to commit to a minimum of five years of ongoing employment with the Company as President of Provider Solutions.

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Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this offer letter in its entirety to me.

Sincerely,

Robert A. Frist, Jr.
Chief Executive Officer

OFFER ACCEPTANCE:

I accept the terms of my employment with HealthStream, Inc. as set forth herein and in any attached Annexes. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship. I received this offer letter with notice of my pay rate and designated payday in English because I have represented to my employer that this is my primary language.

/s/ Michael Sousa	Date: 9/24/2015
Michael Sousa

Annex A

Trade Secret and Proprietary Information Agreement

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my being hired as Senior Vice President of the Company with the title of President of Provider Solution and employment by HealthStream, Inc. and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”) on the terms set forth in the offer of employment to which this document is an Annex, I hereby agree as follows:

1. Confidentiality.

(a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment arrangement with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement, I will be granted access to valuable information relating to the Company’s business that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company; provided, however, that, notwithstanding the preceding sentence, all information set forth in subsections (k) and (l) above shall always be treated as Trade Secret and Proprietary Information, and shall not be deemed in the public domain or nonconfidential under any circumstances.

(b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

(c) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(d) Intellectual Property and Inventions. I acknowledge that all developments and other intellectual property, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and any other intellectual property (collectively referred to as “Developments”) that I, alone or jointly with others, may discover, conceive, create, make, develop, reduce to practice, or acquire at any time during or in connection with my employment with the Company are the sole and exclusive property of the Company. I hereby assign to the Company all rights, titles, and interests in and to all such Developments, and all intellectual property related thereto. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.

(e) Competitive Business. I acknowledge that a business engaged in the same or similar business as the Company shall be a Competitive Business. Thus, “Competitive Business” shall mean: (i) one that offers learning, workforce development, talent management, survey research, simulation, courseware, benchmarking, patient experience or improvement coaching or consulting, or related services or solutions to the healthcare industry; (ii) one that provides software and services in connection with credentialing, privileging, provider management, quality management, CVO services, provider verification of credentials or licenses, provider database or directory solutions, medical staff management, provider enrollment or onboarding, provider recruiting or staffing, and contact center software for healthcare, as well as optometric software, and (iii) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company or one of its affiliates.

2. Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

(a) during my employment with the Company and for a period of two (2) years after the termination of such employment for any reason (the “Restricted Period”), I will not, without the express written permission of HealthStream, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company;

(b) during the Restricted Period, I will not, without the express written permission of HealthStream, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company, including without limitation those who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

3. Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information and the good will of the Company, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), anywhere in the United States and Canada, including but not limited to the states and locations in which I have been engaged in the business of the Company, directly or indirectly, without the prior written approval of the Company, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, if there is a Change in Control as defined in the Company’s 2010 Stock Incentive Plan, then the Restricted Period for purposes of this Section 3 shall be reduced from a period of 2 years to a period of 1 year after termination of my employment with the Company. I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The Restricted Period shall be extended by the length of any period during which I am in breach of the terms of this paragraph.

4. Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

5. Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, 3 or 4 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

6. Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

7. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

8. Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this Agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

9. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of Tennessee, without regard to principles of conflict of laws.

As indicated by my signature below, I agree to abide and be bound by the terms and conditions of this Trade Secret and Proprietary Information Agreement:

Date: / /
Michael Sousa

HealthStream, Inc:

By:
Name:
Title:
Date: